Exhibit 5.1


               OPINION OF LOCKE LIDDELL & SAPP LLP




                                        May 11, 2000


Comstock Resources, Inc.
5300 Town & Country Boulevard
Suite 500
Frisco, Texas 75304

Re: Registration Statement on Form S-8

Ladies & Gentlemen:

     We have acted as counsel for Comstock Resources, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 2,500,000 shares of the Company's common stock, $.50 par value per share (the "Securities"). We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed below.

     Based upon the  foregoing,  we are of the  opinion  that the
Securities,   when   issued   and  sold  as   described   in  the
above-referenced Registration Statement, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus under the caption "Legal Matters." In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                 Sincerely,

                                 LOCKE LIDDEL & SAPP LLP




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